Exhibit (h) (9)


                            ADMINISTRATION AGREEMENT

AGREEMENT dated as of December 9, 2002, between LIBERTY FUNDS TRUST V, a Massachusetts business trust (the "Trust"), with respect to Liberty Large Company Index Fund (the "Fund"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (the "Administrator").

In consideration of the promises and covenants herein, the parties agree as follows:

1. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Fund and for performing the administrative functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) preparing and, if applicable, filing all documents required for compliance by the Fund with applicable laws and regulations, including registration statements, registration fee filings, semi-annual and annual reports to shareholders, proxy statements and tax returns; (d) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; (e) coordinating and overseeing the activities of the Fund's other third-party service providers; and (f) maintaining books and records of the Fund (exclusive of records required by
     Section  31(a)  of  the  1940  Act).  Notwithstanding  the  foregoing,  the
     Administrator shall not be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Fund.

2. The Administrator shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

3. The Fund shall pay the Administrator monthly a fee at the annual rate of 0.30% of the average daily net assets of the Fund. The Administrator shall pay all operating expenses of the Fund with the exception of brokerage fees and expenses, taxes, interest, fees and expenses of Trustees who are not officers, directors or employees of the Administrator or its affiliates, and any extraordinary non-recurring expenses that may arise, including, but not limited to, litigation expenses.

4. This Agreement shall become effective as of the date of its execution, and may be terminated without penalty by the Board of Trustees of the Trust or by the Administrator, in each case on sixty days' written notice to the other party.

5.   This Agreement may be amended only by a writing signed by both parties.

6. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust or Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

LIBERTY FUNDS TRUST V
on behalf of Liberty Large Company Index Fund


By:  /s/ J. Kevin Connaughton
     _____________________________
      J. Kevin Connaughton
      Treasurer

                      COLONIAL MANAGEMENT ASSOCIATES, INC.


By:   /s/ Jean S. Loewenberg
      _____________________________
      Jean S. Loewenberg
      Secretary

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.